Exhibit 23

Consent of Independent Registered Pubic Accounting Firm

The Board of Directors

First Business Financial Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-129059, No. 333-137634 and No. 333-137635) on Form S-8 of First Business Financial Services, Inc. and subsidiaries of our report dated March 9, 2012, with respect to the consolidated balance sheets of First Business Financial Services, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2011, annual report on Form 10-K of First Business Financial Services, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 9, 2012